EXHIBIT 6.1
                                                   MANAGEMENT SERVICES AGREEMENT

                          MANAGEMENT SERVICES AGREEMENT

      MANAGEMENT SERVICES AGREEMENT dated as of May 2, 2005 (the "Agreement") between PRIMA EASTWEST MODEL MANAGEMENT, INC., a California corporation (the "Company"), and Q MANAGEMENT, INC., a New York corporation (the "Manager").

                                   BACKGROUND

      The Manager has been providing the Company with various management services relating to the Company's talent management business pursuant to verbal arrangement between the Manager and the Company. The parties now desire to enter into this Agreement to codify the terms of their prior verbal arrangement.

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, agree as follows:

      1. Engagement of the Manager. Subject to the terms and conditions set forth in this Agreement, the Company hereby engages the Manager to provide, and the Manager hereby agrees to furnish or cause to be furnished to the Company, the services as more particularly set forth in Section 2 of this Agreement.

      2. Duties of the Manager. During the Term (as hereinafter defined) of this Agreement, the Manager shall provide, or cause to be provided, the following services:

            (a) Senior management oversight of the Company's operations by making Jeff Kolsrud, an employee of Manager, available to the Company for an allocated portion of his time, which allocated portion of time will generally not exceed ten hours per week.

            (b) Financial and accounting services including accounts payable and accounts receivable management, cash management, preparation of financial statements and other financial and operational reporting and planning.

            (c) Use of the "Q Management" name in connection with the marketing and public image of the Company's business.

            (d) Inclusion of the Company's location and talent on the Q Management internet website.

            (e) Support to the Company's sales and talent booking personnel in connection with the Company's business.

            (f) Use of certain computer software,
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            (g)  Provision  of such other and  further  general  administrative, operational, and managerial services and the provision of such other management and operational services as the Company may from time to time reasonably request or require.

      3. Management Fee. As compensation for the services to be provided by the Manager hereunder, the Company shall assume the payment of $2,000.00 per month of the salary of Manager's key employee, Jeff Kolsrud. Such amount shall be paid directly by the Company to Mr. Kolsrud, subject to the normal withholding of employee-related taxes and the like.

      4. Inter-Company Advances. Separate and apart from this Agreement, Manager may make inter-company advances of funds and the Company may repay such advances on terms and conditions agreed by the parties. Such advances shall be separately reflected on the financial statements of each respective company and either a loan payable or receivable, as the case may be.

      5. Representations and Warranties of the Company and the Manager. Each of the parties to this Agreement represents and warrants to the other that (i) it has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions of this Agreement, (ii) that the execution, delivery and performance of this Agreement has been duly authorized, if necessary, by all necessary corporate action and (iii) this Agreement is a valid and binding agreement of such party.

      6. Term. This Agreement shall be effective as of the date hereof and shall remain in full force and effect for a period of twelve months from the date hereof and thereafter shall renew for successive terms of one-year unless either party gives to the other party 90 days prior written notice of termination.

      7. Scope. The parties hereto recognize that in performing its duties hereunder, the Manager shall be acting as an independent contractor, and nothing contained in this agreement shall be construed to constitute the Company and the Manager as partners or joint venturers, any such intent being hereby expressly disclaimed.

      8. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Manager and their respective successors and assigns.

      9. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given if given to the last known address of the recipient
(a) when received, if delivered in person, (b) when sent, if sent by facsimile transmission with receipt confirmed or (c) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested.

      10. Waiver. A waiver by a party hereto of a breach of any term, covenant or condition of this Agreement by the other party hereto shall not operate or be construed as a waiver of any other or subsequent breach by such other party of the same or any other term, covenant or condition hereof.
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      11.  Entire  Agreement;  Amendments.  This  Agreement  is  intended by the parties hereto as a final expression of their agreement and understanding and exclusive statement of the terms hereof and supersedes any and all prior and contemporaneous agreements and understandings relating thereto. No waiver, modification, change or amendment of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom such claimed waiver, modification, change or amendment is sought to be enforced.

      12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereby.

      13. Titles; Counterparts; Facsimile Execution. The titles of the Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same original instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and the year first above written.

                                       PRIMA EASTWEST MODEL MANAGEMENT, INC.


                                       By: /s/ Peter C. Zachariou
                                           -------------------------------------
                                           Name:  Peter C. Zachariou
                                           Title: President


                                       Q MANAGEMENT, INC.


                                       By: /s/ Peter C. Zachariou
                                           -------------------------------------
                                           Name:  Peter C. Zachariou
                                           Title: President